Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-265338

Prospectus Supplement No. 7
(To Prospectus dated June 13, 2022)

EMBARK TECHNOLOGY, INC.
This prospectus supplement updates, amends and supplements the prospectus dated June 13, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-265338). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

The Prospectus and this prospectus supplement relates to the potential offer and sale from time to time by CF Principal Investments LLC (“Cantor” or the “Shareholder”) of up to 30,450,000 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of Embark Technology, Inc., a Delaware corporation (“Embark”) that have been or may be issued by us to the Shareholder pursuant to a common stock purchase agreement, dated as of May 31, 2022, by and between us and the Shareholder establishing a committed equity facility. On August 16, 2022, Embark completed a 1-for-20 reverse stock split, which is not reflected in the share numbers above.

This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on March 7, 2023, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our shares of Class A common stock are listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “EMBK.” On March 6, 2023, the closing sale price of our Class A common stock was $2.56 per share.

Investing in shares of our Class A common stock involves risks that are described in the “Risk Factors” section beginning on page 7 of the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 8, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 7, 2023
EMBARK TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39881 (Commission File Number)	86-3343695 (I.R.S. Employer Identification No.)
321 Alabama Street
San Francisco, CA 94110
(Address of principal executive offices, including zip code)
(415) 671-9628
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	EMBK	The Nasdaq Global Market

Warrants to purchase 1/20th share of Class A common stock, each at an exercise price of $11.50 per share	EMBKW	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Certain Officers

On March 1, 2023, Stephen Houghton and Embark Trucks, Inc. (the “Company”) reached an agreement regarding Mr. Houghton’s resignation from his position as the Company’s Chief Operating Officer effective March 10, 2023 (“Separation Date”). In connection with his resignation, the Company has entered into a letter agreement with Mr. Houghton, dated as of March 1, 2023 (the “Houghton Agreement”). Under the Houghton Agreement, the separation benefits provisions set forth in Mr. Houghton’s offer letter have been amended such he will receive (i) a cash amount equal to $182,500 payable in a lump sum, (ii) an additional cash amount of $73,000 (representing 50% of Mr. Houghton’s anticipated 2023 target bonus), payable in a lump sum, (iii) reimbursement of insurance premiums to continue Mr. Houghton’s existing health benefits for six months following the Separation Date. Mr. Houghton’s departure is not related to any disagreement with the Company or the registrant on any matter relating to the registrant’s operations, policies or practices.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Embark Technology, Inc.

Date: March 7, 2023	By:	/s/ Richard Hawwa
	Name:	Richard Hawwa
	Title:	Chief Financial Officer
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